Exhibit 21.1
LIST OF SUBSIDIARIES OF REGISTRANT
VIRTUAL RADIOLOGIC CORPORATION
A DELAWARE CORPORATION

Subsidiaries	Jurisdiction
Virtual Radiologic Limited	England and Wales

vRad Professional Insurance Ltd.	Cayman Islands